ANTON & CHIA

CERTIFIED PUBLIC ACCOUNTANTS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Amrose Oil Company Inc.

We consent to the inclusion in the foregoing Registration Statement on Form S-1 Amendment No. 3 of our report dated October 30, 2014, relating to our audits of the balance sheets of Amrose Oil Company, Inc. as of December 31, 2013 and 2012, and the related statements of operations, changes in stockholders' (deficit) and cash flows for the years then ended. Our report dated October 30, 2014, related to these financial statements, included an emphasis paragraph regarding an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Registration Statement.

/s/ Anton & Chia, LLP

Newport Beach, California

October 30, 2014